Exhibit 10.1

Reservation Termination

(May 17, 2024)

Reference is made to the letter agreement (“April 2024 Agreement”), dated April 12, 2024, between LuxUrban Hotels Inc. and each of Greenle Partners LLC Series Alpha P.S (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and together with Greenle Alpha, “Greenle”) and the Modification thereto, dated as of May 10, 2024 (the “May 2024 Modification” and, together with the April 2024 Agreement, the “Waiver”). Any capitalized terms not defined herein shall have the meanings ascribed to them in the April 2024 Agreement or the May 2024 Modification, as applicable.

In accordance with the terms of the Waiver, the Company has previously instructed its transfer agent, Continental Stock Transfer & Trust Company (“Continental”), to reserve the following shares against the Company’s authorized capital for potential future issuance to Greenle:

a. 3,000,000 Supplemental Waiver Shares issuable from time to time in connection with the May 2024 Modification, of which no shares have been issued to date; and

b. 3,000,000 shares issuable upon exercise of common stock purchase warrants held by Greenle, under which no shares have been issued to date.

All of the foregoing unissued shares (an aggregate of 6,000,000 shares) which have been reserved on the records of Continental are referred to herein as the “Reserved and Unissued Shares.” This Reserve Termination does not affect any other shares that are reserved at Continental with respect to Greenle (7,440,000 shares) under the April 2024 Agreement, the May 2024 Modification and the Revenue Share Agreements, all of which reserves shall remain in place and there shall be no limitation on Greenle’s ability to request such shares as permitted under the applicable agreements.

In order to consummate in May 2024 a proposed underwritten offering by the Company of shares of its common stock with Roth Capital Partners, LLC acting as lead underwriter (the “Proposed Public Offering”), without exceeding the Company’s current authorized capital, Greenle hereby agrees that:

1. It will not demand the issuance of any Reserved and Unissued Shares or exercise any of the warrants for the issuance of any Reserved and Unissued Shares until the Charter Amendment Date (as defined below) and its rights to receive any such shares shall be suspended through such date.

2. Greenle hereby authorizes Continental to terminate the reservation of the Reserved and Unissued Shares on its books and records.

The Company hereby represents and warrants and covenants to Greenle and Continental that:

a. On May 16, 2024, the Company’s board of directors and the holders of a majority of the Company’s outstanding shares of common stock resolved by written consent (the “Written Charter Amendment Consent”) in lieu of a meeting to amend the Company’s certificate of incorporation to increase its authorized capital stock from 100 million shares, comprised of 90 million shares of common stock and 10 million shares of preferred stock, to 220 million shares, comprised of 200 million shares of common stock and 20 million shares of preferred stock (the “Charter Amendment”). A copy of the Written Charter Amendment Consent is attached hereto as Exhibit A.

b. The Company will file a preliminary information statement on Schedule 14C with respect to the actions under the Written Charter Amendment Consent (the “Preliminary Information Statement”) within five (5) calendar days of the earlier of (i) the consummation of the Proposed Public Offering and (ii) termination or abandonment of the Proposed Public Offering. As soon as practicable, upon clearance of the Preliminary Information Statement with the Securities and Exchange Commission, the Company will file and mail to the Company’s stockholders a definitive information statement. Pursuant to Rule 14c-2(b) of the Securities Exchange Act, the actions approved by the Written Charter Amendment Consent will not become effective until the date that is twenty (20) calendar days after such definitive information statement is first mailed or otherwise delivered to holders of the Company’s common stock as of the applicable record date and the charter amendment is filed with the Secretary of State of the State of Delaware. The Company will file the Charter Amendment with the Secretary of State as soon as practicable following the expiration of the Rule 14c-2(b) period. The date the Charter Amendment is deemed filed with the Secretary of State of the State of Delaware is referred to herein as the “Charter Amendment Date.”

c. Prior to the effectiveness of the Charter Amendment, without Greenle’s written consent, the Company will not permit any transaction or event (whether by means of a share exchange or tender offer, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the Company’s consolidated assets) or a series of related transactions or events pursuant to which 50% or more of the Company’s outstanding common stock is exchanged for, converted into or constitutes the right to receive cash, securities or other property.

d. Promptly (and in any case within five (5) calendar days) following the Charter Amendment Date, the Company will send Continental new instructions (in the form attached hereto as Exhibit B) to reserve the Reserved and Unissued Shares. In the event the Company fails to timely send such new instructions to Continental, the Company will pay Greenle a cash penalty for each day beyond such five (5)-day period equal to 1% of the market value of the Reserved and Unissued Shares (based on the average last sale price of a share of the Company’s common stock for the ten (10) trading days ending on the Charter Amendment Date).

4. Continental is hereby jointly instructed by the Company and Greenle to immediately terminate the reservation of all Reserved and Unissued Shares on its books and records and to immediately provide notice of such termination to the parties by execution of this Agreement as indicated below.

5. Except as set forth herein, all terms and provisions of the April 2024 Agreement, the May 2024 Modification and the Agreements shall continue in full force and effect.

[Signature Page Follows]

Agreed and executed as of the date first-written above:

LuxUrban Hotels Inc.

By:	/s/ Shanoop Kothari
Name:	Shanoop Kothari
Title:	Chief Executive Officer

Greenle Partners LLC Series Alpha P.S.

By:	/s/ Alan Uryniak
Name:	Alan Uryniak
Title:	Manager

Greenle Partners LLC Series Beta P.S.

By:	/s/ Alan Uryniak
Name:	Alan Uryniak
Title:	Manager

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